Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into on this   17th      day of    October            , 2005, by and among SUMMIT FINANCIAL GROUP, INC. (“Summit FGI”), a West Virginia corporation, and DOUGLAS T. MITCHELL (the “Employee”).

WHEREAS, Summit FGI offers the terms and conditions of employment hereinafter set forth and Employee accepts such terms and conditions in consideration of his employment with the Company; and

NOW THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, Summit FGI and Employee contract and agree as follows:

1. Definitions. The following definitions in addition to any terms otherwise defined herein, shall apply to designated phrases used in this Employment Agreement.

(a)
“Change of Control” means (i) a change of ownership of Summit FGI that would have to be reported to the Securities and Exchange Commission as a change of control, including but not limited to the acquisition by any “person” and/or entity as defined by securities regulations and law, of direct or indirect “beneficial ownership,” as defined, of twenty-five percent (25%) or more of the combined voting power of Summit FGI’s then outstanding securities; or (ii) the failure during any period of three (3) consecutive years of individuals who at the beginning of such period constitute the Board of Directors of Summit FGI for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved by at least two-thirds (2/3) of the directors at the beginning of the period. In no event shall corporate restructuring of Summit FGI and/or its affiliates be construed as a “change in control” absent one or more of the conditions set forth above.

(b)
“Salary” means Employee’s average of full earnings reported on IRS Form W-2 for the two full year periods immediately prior to the date of the consummation of a Change of Control or for two full year periods immediately preceding the effective date of termination, whichever is greater.

(c)
“Good Cause” includes (i) Employee’s continued poor work performance after written notice of and reasonable opportunity to correct deficiencies; (ii) Employee’s behavior outside or on the job which affects the ability of management of Summit FGI or its affiliates or co-workers to perform their jobs and that is not corrected after reasonable written warning; (iii) Employee’s failure to devote reasonable time to the job that is not corrected after reasonable warning; (iv) any other significant deficiency in performance by Employee that is not corrected after reasonable warning; (v) Employee’s repeated negligence, malfeasance or misfeasance in the performance of Employee’s duties that can reasonably be expected to have an adverse impact upon the business and affairs of Summit FGI or its affiliates; (vi) Employee’s commission of any act constituting theft, intentional wrongdoing or fraud; (vii) the conviction of the Employee of a felony criminal offense in either state or federal court; (viii) any single act by Employee constituting gross negligence or that causes material harm to the reputation, financial condition or property of Summit FGI or its affiliates.

(d)	“Disability” means unable as a result of a physical or mental condition to perform Employee’s normal duties as Senior Vice President from day to day in Employee’s usual capacity.

(e)	“Retirement” means termination of employment by Employee in accordance with Summit FGI’s ’s retirement plan, including early retirement as approved by the Board of Directors of Summit FGI .

(f)
“Good Reason” means: (i) a Change of Control in Summit FGI and; (ii) a decrease in the total amount of Employee’s base salary below its level in effect on the date of consummation of the Change of Control, without Employee’s prior written consent; or (iii) a material change in Employee’s job duties and responsibilities without Employee’s prior written consent; or (iv) a geographical relocation of Employee to an office more than twenty (20) miles from Employee’s location at the time of the Change of Control without Employee’s prior written consent; or (v) failure of Summit FGI to obtain assumption of this Employment Agreement by its/their successor; or (vi) any purported termination of Employee’s employment which is not effected pursuant to a notice of termination required in Paragraph 15 of this Employment Agreement.

(g)
“Wrongful Termination” means termination of Employee’s employment prior to the expiration of eighteen (18) months after consummation of a Change of Control for any reason other than at Employee’s option, Good Cause or the death, Disability or Retirement of Employee.

2. Term. The initial term of this Employment Agreement shall be for three (3) years, unless terminated sooner as provided herein. Absent termination by one of the parties as provided in this Employment Agreement, the term of this Employment Agreement shall automatically be extended for unlimited additional one (1) year term(s), in which case such term shall end one (1) year from the date on which it is last renewed.

3. Duties. Employee shall perform and have all of the duties and responsibilities that may be assigned to him from time to time by the Chief Executive Officer and/or the Board of Directors of Summit FGI. Employee’s duties shall include, but not be limited to, the overall management of Summit FGI’s retail banking operation , management of Summit FGI’s deposit product development (commercial and retail), the successful implementation and management of a new call center, and management of Summit FGI’s marketing and retail efforts. Employee shall devote his best efforts on a full-time basis to the performance of such duties.

4. Compensation and Benefits. During the term of this Employment Agreement, including any extensions, Summit FGI agrees that Employee’s compensation and benefits shall be as follows:

(a)
Base Salary. Employee’s base salary as of the effective date of this Employment Agreement is One Hundred Fifty Thousand Dollars ($150,000.00) per year, paid on a semi-monthly basis. Employee shall be considered for salary increases on the basis of merit on an annual basis, with any future increases subject to the sole discretion of Summit FGI.

(b)
Signing Bonus. Upon execution of this Employment Agreement, Employee shall be entitled to receive a signing bonus in an amount equal to $30,000 to cover relocation expenses. Subject to paragraph 6, if within eighteen (18) months of the effective date of this Employment Agreement, Employee terminates his employment for any reason other than death or Disability, then Employee shall reimburse Summit FGI the full amount of the signing bonus provided for herein..

(c)
Bonus. In addition to the base salary provided for herein, Employee shall be eligible for incentive-based bonuses subject to goals and criteria to be determined by the Board of Directors of Summit FGI.

(d)	Paid Leave. Employee shall be entitled to all paid leave as provided by Summit FGI to other similarly-situated officers.

(e)
Fringe Benefits. Except as specified below, Summit FGI shall afford to Employee the benefit of all fringe benefits afforded to all other similarly-situated employees of Summit FGI, including but not limited to retirement plans, stock ownership or stock option plans, life insurance, disability, health and accident insurance benefits or any other fringe benefit plan now existing or hereinafter adopted by Summit FGI, subject to the terms and conditions thereof.

(f)
Business Expenses. Summit FGI shall reimburse Employee for reasonable expenses incurred by Employee in carrying out his duties and responsibilities, including but not limited to reimbursing civic club organization dues and reasonable expenses for customer entertainment. All such reimbursement shall be administered in accordance with the policies and practices established by Summit FGI from time to time.

(g)	Stock Options. Employee will be entitled to receive stock options for a total of 3,500 shares of Summit FGI subject to the terms and conditions of Summit FGI’s current Stock Option Plan.

(h)	Supplemental Executive Retirement Benefit. Summit FGI will provide Employee with a supplemental executive retirement benefit.

5. Termination for Good Cause. Subject to the provisions of Paragraph 7 below, if Employee terminates his employment with Summit FGI for any reason or Summit FGI terminates Employee’s employment for Good Cause, Employee shall not be entitled to any compensation other than that which is earned and payable as of the effective date of termination of employment.

6. Termination Not for Good Cause. Employee’s employment may be terminated by Summit FGI for any reason permitted under applicable law so long as Employee is given thirty (30) days advance written notice (or payment in lieu thereof). In the event of a termination pursuant to this paragraph, Employee shall be entitled to payment from Summit FGI equal to the base salary compensation set forth in this Agreement for the remaining term of the Agreement, or severance pay equal to 100% of his annual base salary, whichever is greater.

7. Termination for Good Reason, Wrongful Termination, or at Employee’s Option.

(a)
Except as hereinafter provided, if Employee terminates his employment with Summit FGI for Good Reason or Summit FGI terminates Employee’s employment in a manner constituting Wrongful Termination, Summit FGI hereby agrees to pay Employee a cash payment equal to Employee’s Salary, on a monthly basis, multiplied by the number of months between the effective date of termination and the date that is eighteen (18) months after the date of consummation of Change of Control; provided that in no event shall Employee receive a lump sum payment that is less than 100% of his annual base salary. Employee shall have the right to terminate his employment without reason at his option by giving written notice of termination within six (6) months of a Change of Control. In this case, Employee will be entitled to receive a lump sum equal to six months of his annual base salary.

(b)
For the year in which Employee terminates his employment with Summit FGI for Good Reason or Summit FGI terminates Employee’s employment in a manner constituting Wrongful Termination, Employee will be entitled to receive his reasonable share of Summit FGI’s cash bonuses and employee benefit plan contributions, if any, allocated in accordance with existing policies and procedures and authorized by the Board of Directors of Summit FGI. The amount of Employee’s cash incentive award shall not be reduced due to Employee not being actively employed for the full year.

(c)
If compensation pursuant to Paragraph 7(a) is payable, Employee will continue to participate, without discrimination, for the number of months between the Date of Termination and the date that is eighteen (18) months after the date of the consummation of the Change of Control in benefit plans (such as retirement, disability and medical insurance) maintained after any Change of Control for employees, in general, of Summit FGI and/or any successor organization(s), provided Employee’s continued participation is possible under the general terms and conditions of such plans. In the event Employee’s participation in any such plan is barred, Summit FGI shall arrange to provide Employee with benefits substantially similar to those which Employee would have been entitled had his participation not been barred. Notwithstanding the foregoing, if Employee terminates his employment after a Change of Control without reason at his option, as permitted under Paragraph 7(a), then Employee shall be entitled to receive the employee benefits contemplated in this Agreement for a period of six (6) months after termination. However, in no event will Employee receive from Summit FGI the employee benefits contemplated by this section if Employee receives comparable benefits from any other source.

8. Other Employment. Employee shall not be required to mitigate the amount of any payment provided for in this Employment Agreement by seeking other employment. The amount of any payment provided for in this Employment Agreement shall not be reduced by any compensation earned or benefits provided (except as set forth in Paragraph 7(c) above) as the result of employment by another employer after the date of termination.

9. Rights of Summit FGI Prior to the Change of Control. This Employment Agreement shall not affect the right of Summit FGI to terminate Employee, or to reduce the salary or benefits of Employee, with or without Good Cause, prior to any Change of Control; provided, however, any termination for any reason other than at Employee’s option, Good Cause or the death, Disability or Retirement of Employee that takes place after discussions have commenced that result in a Change of Control shall be presumed to be a Wrongful Termination, absent clear and convincing evidence to the contrary.

10. Noncompetition and Nonsolicitation. In consideration of the covenants set forth herein, including but not limited to the compensation set forth in Paragraphs 4,6 and 7 above, Employee agrees as follows:

(a)
For the entire duration of Employee’s employment with Summit FGI and for three (3) years following the termination of such employment for any reason by either Employee or Summit FGI (the “Restricted Period”), Employee shall not (i) within a seventy-five (75) mile radius of Summit FGI and/or its affiliate directly or indirectly engage in any business or activity of any nature whatsoever that is competitive with the business of Summit FGI or its affiliates or (ii) sell or solicit the sale of, any services related thereto, directly or indirectly, to any of Summit FGI’s or its affiliates’ customers or clients within the State of West Virginia, the Commonwealth of Virginia or any other states in which Summit FGI conducts such business or sells services in the future.

(b)
Without limitation of the foregoing, during the Restricted Period, Employee shall not serve as a proprietor, partner, officer, director, stockholder, employee, sales representative or consultant for any organization, company or business entity of any type that engages in any business or activity of any nature whatsoever, that engages in any activity described in Paragraph 10(a) above.

(c)
Employee acknowledges and agrees that in the event of the breach or threatened breach of this provision, the harm and damages that will be suffered by Summit FGI are not susceptible of calculation or determination with a reasonable degree of certainty, and cannot be fully remedied by an award of money damages or other remedy at law. Employee further acknowledges and agrees that considering Employee’s relevant background, education and experience, Employee will be able to earn a livelihood without violating the foregoing restrictions. In addition to any and all other rights and remedies available to Summit FGI in the event of any threatened, actual or continuing breach of this covenant not to compete, Employee consents to and acknowledges Summit FGI’s right and option to seek and obtain in any court of competent jurisdiction a preliminary and/or permanent injunction in respect of any threatened, actual or continuing breach of the covenant not to compete set forth herein.

(d)
In the event that this provision shall be deemed by any court or body of competent jurisdiction to be unenforceable in whole or in part by reason of its extending for too long a period of time, or too great a geographical area or over too great a range of activities, or overly broad in any other respect or for any other reason, then and in such event this Employment Agreement shall be deemed modified and interpreted to extend over only such maximum period of time, geographical area or range of activities, or otherwise, so as to render these provisions valid and enforceable, and as so modified, these provisions shall be enforceable and enforced.

(e)
The Paragraph 10 shall not apply in any respect to Employee, unless Employee agrees otherwise in writing, in the event of the consummation of a Change in Control or in the event of Employee’s termination by Summit FGI for other than Good Cause.

11. Confidential Information.

(a)
Employee agrees not to use, publish or otherwise disclose (except as Employee’s duties may require), either during or at any time subsequent to his/her employment, any secret, proprietary or confidential information or data of Summit FGI or any information or data of others that Summit FGI or its affiliates is obligated to maintain in confidence. Employee understands that the use, publication or other disclosure of such information may violate privacy rights, as well as expose Summit FGI or its affiliates to financial loss, competitive disadvantage and/or embarrassment. Employee also understands that it is Employee’s duty to take adequate care to ensure that such secret, proprietary or confidential information is not used, published or otherwise disclosed by others.

(b)
Employee also agrees that upon any termination of his/her employment to deliver to Summit FGI promptly all items that belong to Summit FGI or that by their nature are for the use of employees of Summit FGI only, including, without limitation, all written and other materials that are of a secret, proprietary or confidential nature relating to the business of Summit FGI and/or Summit FGI’s affiliates.

(c)
For purposes of this Employment Agreement, the terms “secret” or confidential” are used in the ordinary sense and do not refer to official security classifications of the United States Government. Without limitation, examples of materials, information and data that are considered to be of a secret or confidential nature are for purposes of this Employment Agreement include but are not limited to drawings, manuals, customer lists, notebooks, reports, models, inventions, formulas, processes, machines, compositions, computer programs, accounting methods, business plans and information systems including such materials, information and data that are in machine-readable form.

12. No Prior Obligation: Other than this Employment Agreement, Employee represents that there are no agreements, covenants or arrangements, whether written or oral, in effect which would prevent him from rendering service to Summit FGI during the term of this employment and he has not made and will not make any commitments, become associated, either directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any business or organization, or do any act in conflict with the interest of Company, its subsidiaries or affiliates. Employee expressly agrees to indemnify and hold harmless Company, its affiliates, and Company’s and its affiliates’ and directors, officers and employees from any and all liability resulting from or arising under the breach of this representation and warranty. This indemnify is in addition to and not in substitution of rights Company may have against Employee at common law or otherwise.

13. Successors; Binding Agreement; Exclusive Remedy.

(a)
Summit FGI will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Summit FGI, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Employment Agreement.

(b)
This Employment Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Employment Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to Employee’s estate.

(c)
This Employment Agreement shall represent the exclusive and only remedy of Employee in the event a termination occurs after a Change in Control. Summit FGI and Employee agree that it is impossible to determine with any reasonable accuracy the amount of prospective damages to either party should Employee be terminated or terminate his employment during the term of this Employment Agreement. Summit FGI and Employee agree that the payment provided herein is reasonable and not a penalty, based upon the facts and circumstances of the parties at the time of entering this Employment Agreement, and with due regard to future expectations.

14. Arbitration. Except for any dispute arising out of the obligations set forth in Paragraph 10 of this Employment Agreement, any dispute between the parties arising out of or with respect to this Employment Agreement or any of its provisions or Employee’s employment with Summit FGI shall be resolved by the sole and exclusive remedy of binding arbitration. Unless otherwise agreed by the parties, the arbitration shall be conducted in Moorefield, West Virginia under the auspices of, and in accordance with the rules of the American Arbitration Association. Any decision issued by an arbitrator in accordance with this provision shall be final and binding on the parties thereto and not subject to appeal or civil litigation.

15. Notice. For the purposes of this Employment Agreement, notices, demands and other communications provided for in the Employment Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by the United States registered mail, return receipt requested, postage prepaid, addressed as follows:

                            If to Employee:    Douglas Mitchell
                                       222 Mountain View St., Petersburg, WV  26847

                            If to Summit FGI: Summit Financial Group, Inc
                           Attn:  H. Charles Maddy, III, President & CEO
                               P. O. Box 179
                              Moorefield, WV  26836

or such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16. Miscellaneous. No provisions of this Employment Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and authorized officers of Summit FGI. No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, any condition or provisions of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

17. Validity. The invalidity or unenforceability of any provision or provisions of this Employment Agreement shall not affect the validity or enforceability of any other provisions of this Employment Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be signed as of the day and year first above written.

                                SUMMIT FINANCIAL GROUP, INC.

                                By:  /s/ H. Charles Maddy, III
                                Its:    President

                                 /s/ Douglas T. Mitchell
                                DOUGLAS T. MITCHELL